TeleCommunication Systems Reports 2011 Fourth Quarter and Full Year Results

13th Consecutive Year of Annual Revenue Growth to $425 Million, Driving Record Gross Profit of $151 Million

ANNAPOLIS, MD -- (Marketwire - February 02, 2012) - TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter 2011 Results

  Revenue was a record $121.7 million, up 19% from $102.3 million in the same year-ago quarter.
  Gross profit was a record $39.3 million, up 14% from $34.5 million in the same year-ago quarter.
  EBITDA (Earnings before Interest, Taxes, Depreciation, Amortization and non-cash stock-based compensation) was $14.0 million versus $17.4 million in the same year-ago quarter. (See discussion about the presentation of EBITDA and Adjusted Net Income, non-GAAP terms, below.)
  Adjusted net income totaled $5.8 million or $0.10 per diluted share, compared to $9.1 million or $0.15 per diluted share in the fourth quarter of 2010.
  GAAP net income totaled $1.0 million or $0.02 per diluted share, compared to net income of $3.5 million or $0.06 per diluted share in the fourth quarter of 2010.

Full Year 2011 Results

  Revenue was a record $425.4 million, up 9% from the previous record of $388.8 million in 2010. This represented the company's 13th consecutive year of record revenue.

  Gross profit was a record $151.2 million, up 10% from the previous record of $138.0 million in 2010.

  EBITDA was $59.0 million, compared to $66.3 million in 2010, and represented the company's second highest yearly EBITDA following the highest record level set in the prior year.

  Adjusted net income totaled $27.9 million or $0.45 per diluted share. This compares to adjusted net income of $36.5 million or $0.60 per diluted share in 2010.

  GAAP net income totaled $7.0 million or $0.12 per diluted share, compared to net income of $15.9 million or $0.28 per diluted share in 2010.

  Funded backlog grew to $450 million at year end from $322 million at the beginning of the year.

Management Commentary
"The continuous growth of our company over thirteen years has brought TCS to a scale that positions us to participate in large market opportunities around the world, an important differentiator as we bid on larger contracts and for important carrier business in new parts of the world," said Maurice B. Tosé, TCS chairman and CEO. "During 2011, the company made substantial progress in evolving our mix of deliverables towards more secure, 'TotalCom™' solutions for federal and state government customers, as well as the growing global location-based business market, as the contribution from the more mature text messaging business has become less significant. We are confident that this mix will yield organic growth in revenue and operating results in 2012 and subsequent years.

"This was a year of investing for engineering depth, enhanced performance and functionality of our systems and services, enhanced sales and marketing, as well as protection of our rapidly growing portfolio of proprietary intellectual property. Long term profit growth is our primary objective, as the security and reliability of communications technology becomes increasingly important to government, enterprises and many consumers, and TCS is a leader in fulfilling that demand."

Summary of EBITDA and Adjusted Net Income and Reconciliation to Net Income

                                 Quarter ended Dec 31    Year ended Dec 31
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------
                                      (unaudited)           (unaudited)

Revenue                          $ 121,747  $ 102,275  $ 425,412  $ 388,803
                                 =========  =========  =========  =========
EBITDA                           $  14,020  $  17,351  $  58,971  $  66,309
Non-cash charges (1)               (10,290)    (9,236)   (38,114)   (33,897)
                                 ---------  ---------  ---------  ---------
Income from operations               3,730      8,115     20,857     32,412
Interest and other expense          (2,032)    (2,916)    (8,441)    (8,386)
Tax provision                         (657)    (1,747)    (5,412)    (8,147)
                                 ---------  ---------  ---------  ---------
Net Income                           1,041      3,452      7,004     15,879
                                 =========  =========  =========  =========

Diluted shares for Net Income
 per Share (2)                      58,003     55,955     58,581     56,032

Net Income per Share - Diluted   $    0.02  $    0.06  $    0.12  $    0.28
                                 =========  =========  =========  =========

Net Income                       $   1,041  $   3,452  $   7,004  $  15,879
Non-cash stock based
 compensation expense                2,762      2,754      9,672     10,172
Amortization of acquired
 intangible assets                   1,404      1,160      5,535      4,664
Non-cash tax expense                   398      1,588      4,921      5,010
Amortization of deferred finance
 fees                                  187        187        798        750
                                 ---------  ---------  ---------  ---------
Adjusted Net Income                  5,792      9,141     27,930     36,475
Add back tax-effected
 convertible debt interest
 expense (2)                           714        770      2,627      3,044
                                 ---------  ---------  ---------  ---------
Adjusted Net Income for Diluted
 EPS calculation                 $   6,506  $   9,911  $  30,557  $  39,519
                                 =========  =========  =========  =========

Diluted shares for Adjusted Net
 Income per Share (2)               68,005     65,957     68,583     66,034

Adjusted Net Income per Share -
 Diluted                         $    0.10  $    0.15  $    0.45  $    0.60
                                 =========  =========  =========  =========

(1)Non-cash charges are depreciation/amortization of fixed assets, acquired intangible assets, software development costs and stock-based compensation expense.
(2)Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net Income per Share and Adjusted Net Income per Share.

Fourth Quarter and Full Year 2011 Financial Highlights

Revenue and Gross Profit (unaudited):

                                 Three months ended December 31
                    --------------------------------------------------------
                           2011               2010           Incr. (Decr.)
                    ------------------ ------------------ ------------------
                    Coml. Govt.  Total Coml. Govt.  Total Coml.  Govt. Total
                    ----- ----- ------ ----- ----- ------ -----  ----- -----
Revenue ($millions)
 Services           $44.3 $34.6 $ 78.9 $45.4 $27.4 $ 72.8 $(1.1) $ 7.2 $ 6.1
 Systems              3.9  38.9   42.8   5.8  23.7   29.5  (1.9)  15.2  13.3
                    ----- ----- ------ ----- ----- ------ -----  ----- -----
  Total revenue     $48.2 $73.5 $121.7 $51.2 $51.1 $102.3 $(3.0) $22.4 $19.4
                    ===== ===== ====== ===== ===== ====== =====  ===== =====

Gross profit
 ($millions)
 Gross profit-
  services          $23.3 $ 9.8 $ 33.1 $22.3 $ 7.5 $ 29.8 $ 1.0  $ 2.3 $ 3.3
   As % of rev         53%   28%    42%   49%   27%    41%
 Gross profit-
  systems             0.8   5.4    6.2   1.9   2.8    4.7  (1.1)   2.6   1.5
   As % of rev         21%   14%    14%   33%   12%    16%
                    ----- ----- ------ ----- ----- ------ -----  ----- -----
  Total gross
   profit           $24.1 $15.2 $ 39.3 $24.2 $10.3 $ 34.5 $(0.1) $ 4.9 $ 4.8
                    ===== ===== ====== ===== ===== ====== =====  ===== =====
   As % of rev         50%   21%    32%   47%   20%    34%

                             Twelve months ended December 31
              -------------------------------------------------------------
                      2011                 2010            Incr. (Decr.)
              -------------------- -------------------- -------------------
               Coml.  Govt.  Total  Coml.  Govt.  Total  Coml.  Govt. Total
              ------ ------ ------ ------ ------ ------ ------  ----- -----
Revenue
 ($millions)
 Services     $174.7 $129.2 $303.9 $169.0 $ 93.3 $262.3 $  5.7  $35.9 $41.6
 Systems        16.5  105.0  121.5   32.7   93.8  126.5  (16.2)  11.2  (5.0)
              ------ ------ ------ ------ ------ ------ ------  ----- -----
  Total
   revenue    $191.2 $234.2 $425.4 $201.7 $187.1 $388.8 $(10.5) $47.1 $36.6
              ====== ====== ====== ====== ====== ====== ======  ===== =====

Gross profit
 ($millions)
 Gross
  profit-
  services    $ 93.7 $ 39.2 $132.9 $ 83.3 $ 26.8 $110.1 $ 10.4  $12.4 $22.8
  As % of rev     54%    30%    44%    49%    29%    42%
 Gross
  profit-
  systems        3.2   15.1 $ 18.3   18.3    9.6   27.9  (15.1)   5.5  (9.6)
  As % of rev     19%    14%    15%    56%    10%    22%
              ------ ------ ------ ------ ------ ------ ------  ----- -----
 Total Gross
  Profit      $ 96.9 $ 54.3 $151.2 $101.6 $ 36.4 $138.0 $ (4.7) $17.9 $13.2
              ====== ====== ====== ====== ====== ====== ======  ===== =====
  As % of rev     51%    23%    36%    50%    19%    35%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related non-cash stock-based compensation.)

Government Segment Revenue and Gross Profit:

Government segment fourth quarter 2011 revenue was a record $73.5 million, up 44% from the same year-ago quarter, as continued funding from the U.S. government during the period enabled delivery of TCS TotalCom solutions, including new SwiftLink terminals incorporating tactical transportable tropo technology, and new secure mobile communications solutions. Government services revenue of $34.6 million was up 26% over the same year-ago period, substantially all organic growth, while government systems revenue of $38.9 million was up $15.2 million or 64% over the same year-ago period, including about $7 million from the Trident business acquired in the first quarter of 2011.

Government segment gross profit in the fourth quarter was $15.2 million or 21% of revenue, up from $10.3 million or 20% of revenue in the same year-ago period. Government services gross profit was $9.8 million or 28% of revenue, up from $7.5 million or 27% of revenue in the same year-ago period. Government systems gross profit was $5.4 million or 14% of revenue, up from $2.8 million or 12% of revenue in the same year-ago period.

For the full year, revenue from government customers totaled a record $234.2 million, up $47 million or 25% from the 2010 record $187.1 million. Government services revenue of $129.2 million was up 38% over 2010, reflecting growth in cyber security training, communication systems field support and maintenance, and sales of satellite airtime. Government systems revenue was $105 million, up 12% over 2010, including sales of system components resulting from acquiring the Trident business in 2011.

Gross profit from government segment business for full year 2011 was $54.3 million, up 49% from 2010 or 23% of revenue, up from 19% in 2010. Gross profit from government services in 2011 was $39.2 million or 30% of revenue, up from $26.8 million or 29% of revenue in 2010 on higher volume. Government systems gross profit for the year was $15.1 million or 14% of revenue, up from $9.6 million or 10% of revenue in 2010, on increased sales, and contributions from Trident.

Commercial Segment Revenue and Gross Profit:

Commercial segment fourth quarter 2011 revenue was $48.2 million, down 6% from the year-ago quarter. Commercial services revenue of $44.3 million was flat compared to the year-ago quarter, and systems revenue of $3.9 million was down as more carrier customers have elected to acquire location-based infrastructure on a hosted or managed services business model rather than buy in-network systems.

Fourth quarter 2011 commercial segment gross profit was $24.1 million or 50% of revenue, about the same as the 2010 fourth quarter. Gross profit from commercial services was $23.3 million or 53% of revenue, up from $22.3 million or 49% of revenue in Q4 2010, reflecting an increase in E9-1-1 service revenue. Fourth quarter 2011 commercial systems gross profit was $0.8 million or 21% of revenue, compared to $1.9 million or 33% of revenue in the same year-ago quarter on the lower volume.

For the full year 2011, commercial services revenue of $174.7 million was up 3% over 2010 reflecting growth in location-based solutions, while commercial systems revenue was down as a result of the expected lower revenue from text messaging licenses, so that overall commercial segment revenue was down 5% for the year.

Commercial segment gross profit from 2011 business was $96.9 million versus $101.6 million in 2010, as growth in location-based business partly offset the expected lower contribution from text messaging. Commercial services gross profit in 2011 was $93.7 million or 54% of revenue, up from $83.3 million or 49% of revenue in 2010. Commercial systems gross profit was down on lower messaging license volume.

Operating Costs and Expenses:

R&D: Fourth quarter 2011 R&D expense was $10.3 million (8% of revenue), up 38% from the same year-ago quarter. For the full year, R&D expense was $37.1 million (9% of revenue), up $7.0 million from $30.1 million (8% of revenue) in 2010. TCS continues to invest to enhance competitiveness in location-based technology and related applications for wireless carriers, as well as telematics, next generation 9-1-1, and secure, highly reliable tactical and cellular communication solutions.

SG&A: Fourth quarter 2011 selling, general and administrative expense was $20.5 million (17% of revenue), up from fourth quarter 2010's $14.8 million (14% of revenue). For the full year, selling, general and administrative expense was $75.6 million (18% of revenue), up from $61.1 million (16% of revenue) in 2010. The increase for the quarter and the year reflects the addition of the SG&A of Trident operations acquired in January 2011, as well as increased investment in intellectual property-related activities.

Non-cash charges: Total non-cash charges to operating profit were $10.3 million in the fourth quarter of 2011, up from $9.2 million in Q4-10, and for the full year, total non-cash charges were $38.1 million versus $33.9 million in 2010. The increases reflect amortization of recent investments in acquired assets and capitalized software development, mainly for hosted and cloud-based services.

Income Taxes:

For the fourth quarter, the company recorded $0.7 million or a 39% provision for income taxes against pre-tax income, and for the full year booked a $5.4 million or 44% effective rate provision. The 2010 TCS effective tax rate was 34%. Note that most of the 2011 and prior year tax provisions were non-cash, as loss carryforwards have been applied to taxable income.

Liquidity and Capital Resources:

At December 31, 2011, TCS had $60.1 million of cash, equivalents, and marketable securities up from to $52.2 million at the beginning of the quarter. Funds were generated in the fourth quarter of 2011 from $14 million in EBITDA, $3.4 million from working capital reduction, net bank borrowing of $7.2 million, and $1.6 million from new lease financing for fixed assets. Uses of cash for the quarter included $7.3 million for capital expenditures including software development, $5 million for the final NIM acquisition debt payment, $1.6 million of lease payments, and $4.4 million for cash interest, cash taxes and other expenses. The company had approximately $84 million of total liquidity, including $24 million of unused borrowing availability under its bank credit line, at year end.

Intellectual Property:

TCS was issued 10 patents during the fourth quarter of 2011. At year end, the company's patent portfolio included 203 patents issued in the U.S. and abroad, and more than 300 patent applications pending. TCS made substantial progress in identifying and prioritizing opportunities for monetization of this portfolio, and expect to report important milestones in the first half of 2012.

Backlog:

                            9/30/2011   New Orders    Revenue     12/31/2011
                           ----------- -----------  -----------  -----------
               ($millions)
Commercial Funded Contract
                   Backlog $     298.9 $      18.7  $     (48.2) $     269.4
Government Funded Contract
                   Backlog $     186.8 $      66.8  $     (73.5) $     180.1
                           ----------- -----------  -----------  -----------
     Total Funded Contract
                   Backlog $     485.7 $      85.5  $    (121.7) $     449.5
Un-Funded Customer Options $     844.1 $     (34.7)              $     809.4
                           ----------- -----------  -----------  -----------
             Total Backlog $   1,329.8 $      50.8  $    (121.7) $   1,258.9
                           =========== ===========  ===========  ===========

For the full year, funded backlog grew to $450 million at year end from $322 million at the beginning of the year. The company expects to recognize approximately $306 million of the funded backlog in the next 12 months.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies), and for hosted services (mainly for wireless carriers); backlog for which is computed by multiplying the most recent month's contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved. The company's backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed, or new contracts being signed before existing contracts are completed. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today (February 2, 2012) to discuss these financial results. The company's chairman and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID.

Dial-In Number: 1-877-941-4774
International: 1-480-629-9760
Conference ID#: 4506927

The conference call will be broadcasted simultaneously on the company's Web site at www.telecomsys.com. For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until February 16, 2012.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 4506927

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services, providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of EBITDA
EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of capitalized software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" above for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income adjusted for amortization of acquired intangibles, non-cash stock-based compensation expense, non-cash tax and financing charges.TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that are made in the management commentary section and by Mr. Tosé regarding our (a) scale and position to participate in large market opportunities globally; (b) progress in evolving our mix of deliverables; (c) growing global location-based business; (d) confidence in organic growth in revenue in operating results in 2012 and subsequent years; (e) investments in the business operations to enhance competitiveness; (f) long term profit growth objective; (g) leadership in fulfilling demand for security and reliability of communications technology; (h) borrowing availability; (i) expectations regarding milestones in monetizing intellectual property; and (j) ability to recognize any of the reported backlog.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (v) expand its sales and business offerings in the wireless communications industry, (vi) develop software and provide services without any errors or defects and with adequate security threat protections, (vii) protect its intellectual property rights, (viii) have sufficient capital resources to fund its operations, (ix) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (x) implement its sales and marketing strategy and (xi) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                       TeleCommunication Systems, Inc.
                    Condensed Consolidated Balance Sheets

                                                  December 31,  December 31,
(amounts in $000)                                     2011          2010
                                                 ------------- -------------
                                                  (unaudited)
Assets
  Current assets:
    Cash, equivalents, and marketable securities $      60,130 $      81,527
    Accounts receivable, net                            64,716        52,073
    Unbilled receivables                                31,247        32,358
    Inventory                                            7,143         5,440
    Deferred income tax assets                           8,602         8,179
    Deferred project costs and other current
     assets                                             16,158         8,961
                                                 ------------- -------------
      Total current assets                             187,996       188,538

  Property and equipment, net                           53,506        39,337
  Software development costs, net                       31,151        39,427
  Acquired intangible assets, net                       31,675        28,264
  Goodwill                                             176,477       159,143
  Other assets                                           8,834         8,100
                                                 ------------- -------------
      Total assets                               $     489,639 $     462,809
                                                 ============= =============

Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable and accrued expenses        $      61,867 $      56,403
    Deferred revenue                                    14,358        18,063
    Current portion of bank borrowings and
     capital leases                                     24,761        24,519
                                                 ------------- -------------
      Total current liabilities                        100,986        98,985

  Notes payable and capital leases, less current
   portion                                             125,491       135,981
  Deferred income taxes                                  7,017         8,382
  Other liabilities                                      5,396         3,916

  Total stockholders' equity                           250,749       215,545
                                                 ------------- -------------
      Total liabilities and stockholders' equity $     489,639 $     462,809
                                                 ============= =============

                      TeleCommunication Systems, Inc.
                   Consolidated Statements of Operations

                                  Three Months Ended    Twelve Months Ended
                                      December 31          December 31,
                                 --------------------  --------------------
($000 except EPS)                   2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------
                                      (unaudited)           (unaudited)
Revenue
  Services                       $  78,945  $  72,811  $ 303,921  $ 262,279
  Systems                           42,802     29,464    121,491    126,524
                                 ---------  ---------  ---------  ---------
      Total revenue                121,747    102,275    425,412    388,803

Direct costs of revenue
  Direct cost of services
   revenue                          45,873     43,032    170,977    152,227
  Direct cost of systems            36,610     24,756    103,198     98,613
                                 ---------  ---------  ---------  ---------
      Total direct cost of
       revenue                      82,483     67,788    274,175    250,840

  Services gross profit             33,072     29,779    132,944    110,052
    As a % of revenue                   42%        41%        44%        42%
  Systems gross profit               6,192      4,708     18,293     27,911
    As a % of revenue                   14%        16%        15%        22%
                                  --------   --------   --------   --------
      Total gross profit            39,264     34,487    151,237    137,963
        Total gross profit as a
         % of revenue                   32%        34%        36%        35%

Operating expenses
  Research and development
   expense                          10,312      7,462     37,098     30,074
  Sales and marketing expense        7,820      5,946     29,394     23,880
  General and administrative
   expense                          12,661      8,851     46,218     37,175
  Depreciation and amortization
   of property and equipment         3,337      2,953     12,135      9,758
  Amortization of acquired
   intangible assets                 1,404      1,160      5,535      4,664
                                 ---------  ---------  ---------  ---------
    Total operating expenses        35,534     26,372    130,380    105,551
                                 ---------  ---------  ---------  ---------

Income from operations               3,730      8,115     20,857     32,412

Interest expense                    (1,718)    (2,337)    (7,283)    (9,225)
Amortization of debt issuance
 expenses                             (187)      (187)      (798)      (750)
Other income/(expense), net           (127)      (392)      (360)     1,589
                                 ---------  ---------  ---------  ---------
Income before income taxes           1,698      5,199     12,416     24,026

Provision for income taxes            (657)    (1,747)    (5,412)    (8,147)
                                 ---------  ---------  ---------  ---------
Net income                       $   1,041  $   3,452  $   7,004  $  15,879
                                 =========  =========  =========  =========

Net income per share-basic       $    0.02  $    0.06  $    0.12  $    0.30
                                 =========  =========  =========  =========

Net income per share-diluted     $    0.02  $    0.06  $    0.12  $    0.28
                                 =========  =========  =========  =========

Weighted average shares used in
 calculation - basic                57,289     53,321     56,722     53,008
Weighted average shares used in
 calculation - diluted (1)          58,003     55,955     58,581     56,032

(1)Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net Income per Share.

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Graham Sorkin
Media Contact
Nadel Phelan, Inc.
Tel 831-440-2406
graham@nadelphelan.com

Scott Liolios
Investor Relations
Liolios Group, Inc.
Tel 949-574-3860
info@liolios.com